                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                  SEITEL, INC.
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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

                                  SEITEL, INC.
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              TO BE HELD THURSDAY

                               NOVEMBER 20, 1997

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Seitel, Inc. (the "Company") to be held on Thursday, November 20, 1997, at 10:00 a.m. at the Company's Headquarters, 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027, for the following purposes:

          1. To elect nine directors to serve until the 1998 Annual Meeting;

          2. To approve a proposed amendment to the Company's Certificate of Incorporation to increase the authorized Common Stock to facilitate a proposed two-for-one stock split;

          3. To approve an amendment to the Seitel, Inc. 1993 Incentive Stock Option Plan to limit the total number of options that can be granted to a single participant under the Plan during any calendar year to 250,000 options;

          4. To approve an amendment to the Seitel, Inc. 1993 Incentive Stock Option Plan to increase the number of shares available for granting options thereunder by 850,000 shares;

          5. To approve the Seitel, Inc. 1998 Executive Compensation Plan;

          6. To approve the appointment of Arthur Andersen LLP as independent certified public accountants for the Company for the year ending December 31, 1997; and

          7. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Only stockholders of record at the close of business on October 7, 1997, will be entitled to notice of and to vote at the meeting.

     Please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States, so that your shares will be represented at the meeting.

                                            By Order of the Board of Directors,

                                            Debra D. Valice
                                            Corporate Secretary
October 15, 1997
Houston, Texas

                                  SEITEL, INC.
                      50 BRIAR HOLLOW LANE, 7TH FLOOR WEST
                               HOUSTON, TX 77027

                      ------------------------------------

                                PROXY STATEMENT
                      ------------------------------------


     The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Thursday, November 20, 1997, and at any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by notice, in writing, to the Secretary of the Company, or by a later dated proxy delivered to the Secretary of the Company at any time before the voting, or by appearing at the meeting and voting in person. The proxy, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by management which does not withhold authority to vote or on which no specifications have been indicated will be voted (i) in favor of the nominees for members of the Board of Directors of the Company named in item 1 of the proxy, (ii) in favor of the proposal to increase the number of shares of authorized Common Stock of the Company to facilitate a proposed two-for-one stock split, (iii) in favor of the amendment to the Seitel, Inc. 1993 Incentive Stock Option Plan to limit the total number of options that may be granted to a single participant under the plan in any calendar year to 250,000 options, (iv) in favor of the amendment to the Seitel, Inc. 1993 Incentive Stock Option Plan to increase the number of shares available for granting options thereunder by 850,000, (v) in favor of the Seitel, Inc. 1998 Executive Compensation Plan, and
(vi) for approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997.


     The Board of Directors has fixed the close of business on October 7, 1997, as the record date for the meeting. On that date, the Company had outstanding 11,015,854 shares of Common Stock. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or at any adjournment of the meeting. Each such stockholder will be entitled to one vote for each share held and may vote in person or by proxy authorized in writing.


     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. The election of directors will require the favorable vote of the holders of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. Approval of the amendments to the Seitel, Inc. 1993 Incentive Stock Option Plan, of the Seitel, Inc. 1998 Executive Compensation Plan, and of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997, will require the favorable vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote thereon. The proposed amendment to the Company's Certificate of Incorporation must be approved by the holders of a majority of the outstanding shares of Common Stock. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes have no effect on the election of directors since directors are elected by a plurality vote. With respect to the other proposals to be decided at the meeting, abstentions are counted as a vote against a proposal, and broker non-votes (and other limited proxies), although considered present for quorum purposes, are not considered part of the voting power present at the meeting with respect to that proposal.


     The principal executive offices of the Company are at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027. The proxy statement and form of proxy are being sent to stockholders on or about October 20, 1997.

                             ELECTION OF DIRECTORS

     At the meeting, nine directors are to be elected to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the nine nominees named by the Board of Directors of the Company and listed below. If, by reason of death or other unexpected occurrence, one or more of these nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose.

                                                                                               DIRECTOR
             NAME                AGE                POSITION(S) WITH THE COMPANY                SINCE
             ----                ---                ----------------------------               --------
Herbert M. Pearlman............  64    Chairman of the Board of Directors                        1982
Paul A. Frame..................  50    Chief Executive Officer, President and Director           1986
Horace A. Calvert..............  44    Chief Operating Officer, Executive Vice President and     1987
                                       Director
David S. Lawi..................  62    Chairman of the Executive Committee and Director          1982
Debra D. Valice................  40    Chief Financial Officer, Senior Vice President of         1995
                                       Finance, Treasurer, Corporate Secretary and Director
Walter M. Craig, Jr............  43    Director                                                  1987
William Lerner.................  64    Director                                                  1985
John E. Stieglitz..............  66    Director                                                  1989
Fred S. Zeidman................  50    Director                                                  1997

     Herbert M. Pearlman, a co-founder of Seitel, Inc., has been a director of the Company since 1982, and Chairman of the Company's Board of Directors since 1987. He has served as President, Chief Executive Officer and a Director of Helm Resources, Inc. ("Helm"), an American Stock Exchange listed company with equity interests in diverse businesses, since 1980, and in June 1984, he became Helm's Chairman of the Board. Since March 1984, Mr. Pearlman has been Chairman of Intersystems, Inc. ("Intersystems"), an American Stock Exchange listed company engaged in providing services to the thermoplastic resins industry. Since June 1990, Mr. Pearlman has served as Chairman of Unapix Entertainment, Inc. ("Unapix Entertainment"), an American Stock Exchange listed company engaged in multi-media entertainment.

     Paul A. Frame has been Chief Executive Officer of the Company since July 1992 and President since January 1987. He was Executive Vice President of the Company from January 1985 until his appointment as President. He was hired by the Company in August 1984 as Vice President of Marketing. Since August 1997, Mr. Frame has been a Director of Eagle Geophysical, Inc. ("Eagle"), a NASDAQ listed company engaged in providing seismic data acquisition services to the oil and gas industry. The Company has a 17.9% ownership interest in Eagle.

     Horace A. Calvert has been Chief Operating Officer of the Company since July 1992 and Executive Vice President since January 1987. In March 1993, Mr. Calvert was appointed President of DDD Energy, Inc., a wholly-owned subsidiary of the Company engaged in the exploration and development of oil and gas reserves. From January 1985 until his appointment as Vice President in May 1986, he was the Company's Chief Geophysicist.

     David S. Lawi has been Chairman of the Company's Executive Committee since March 1987. He also was Assistant Secretary of the Company from May 1986 until June 1987 and from June 1989 until July 1993. Mr. Lawi has been Treasurer, Corporate Secretary and a Director of Helm since 1980, and he was its Executive Vice President from 1980 through 1992. Since March 1984, Mr. Lawi has been a Director of Intersystems and, since 1985, he has been Chairman of Intersystems' Executive Committee. Since June 1990, Mr. Lawi has been a Director of Unapix Entertainment and, since January 1993, Chairman of its Executive Committee, its Treasurer and Secretary.

     Debra D. Valice, CPA, is the Company's Chief Financial Officer, Senior Vice President of Finance, Treasurer and Corporate Secretary. Ms. Valice has been the Company's Chief Financial Officer since February 1987, and was the Company's Chief Accounting Officer from March 1986 until February 1987. Ms. Valice was elected as a director of the Company in November 1995.

     Walter M. Craig, Jr. has provided legal and business advice to the Company, from time to time, since 1984. Since 1993, he has been President of both the Mezzanine Financial Fund, L.P., and Professional Financial Services, Inc. Both enterprises are engaged in making capital available to small and mid-market companies based on the value of their assets. He has served as Executive Vice President and Chief Operating Officer of Helm since August 1992. From 1984 to 1992, he was Senior Vice President of Business and Legal Affairs of Helm. Since April 1993, Mr. Craig has been a Director of Unapix Entertainment.

     William Lerner is Chairman of the Company's Audit Committee and Co-Chairman of the Company's Compensation and Stock Option Committee. Since January 1990, Mr. Lerner has been engaged in the private practice of law. From May 1990 until December 1990, he was General Counsel to Hon Development Company, a California real estate development company. From June 1986 until December 1989, Mr. Lerner was Vice President and General Counsel of The Geneva Companies, Inc., a financial services company engaged in counseling privately owned middle-market companies. Since 1985, he has been a Director of Helm. Mr. Lerner is also a Director of Rent-Way, Inc., a NASDAQ listed company headquartered in Pennsylvania that operates a chain of rental-purchase stores, and Micros-to-Mainframes, Inc., a NASDAQ listed company headquartered in New York that provides advanced technology communications products and systems integration and internet services to Fortune 2000 companies.

     John E. Stieglitz is Co-Chairman of the Company's Compensation and Stock Option Committee and a member of the Company's Audit Committee. He is Chairman Emeritus of Conspectus, Inc., a privately held company, formed in 1976, engaged in providing services in the area of executive recruitment. He served as President of Conspectus, Inc. from 1976 to 1996. Mr. Stieglitz is also a Director of Helm and Intersystems.

     Fred S. Zeidman was elected as a director of the Company in September 1997 to fill the vacancy created by the retirement from the Board of William L. Lurie, who retired from the Company's Board in August 1997. Mr. Zeidman has served as President, Chief Executive Officer, and a Director of Intersystems since July 1993. He also served as President of Interpak Terminals, Inc., a wholly-owned subsidiary of Helm engaged in the packaging and distribution of thermoplastic resins, from July 1993 until its sale in July 1997. Mr. Zeidman served as Chairman of Unibar Energy Services Corporation, one of the largest independent drilling fluids companies in the United States, from 1985 to 1991. From April 1992 to July 1993, Mr. Zeidman served as President of Service Enterprises, Inc., which is primarily engaged in plumbing, heating, air conditioning and electrical installation and repair. From 1983 to 1993, Mr. Zeidman served as President of Enterprise Capital Corporation, a federally licensed small business investment company specializing in venture capital financing. Mr Zeidman also serves as a Director of Heritage Bank.

                               EXECUTIVE OFFICERS

     All of the Company's executive officers are also directors. Officers serve at the discretion of the Board.

           BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

     During 1996, the Company's Board of Directors held three meetings. All of the directors of the Company attended at least 75% of the total number of meetings of the Board of Directors and of meetings held by all committees of the Board on which he served during 1996.

     The Board of Directors has a standing Audit Committee, Compensation and Stock Option Committee, and Executive Committee. The Board of Directors does not have a Nominating Committee.

     During 1996, the Audit Committee was comprised of Messrs. Stieglitz, Lerner and Lurie. Mr. Lurie, who retired from the Company's Board of Directors in August 1997 to become Chairman of the Board of the Company's formerly wholly-owned subsidiary Eagle Geophysical, Inc., had served as a director of the Company since November 1995 and as a member of the Audit Committee and Compensation and Stock Option Committee since July 1996. The Audit Committee is currently comprised of Messrs. Stieglitz and Lerner as a result of Mr. Lurie's retirement. The Audit Committee held one meeting during 1996. The functions of the Audit Committee are to select the independent public accountants of the Company, to review with them the Company's financial statements, to review the Company's financial systems and controls and to oversee other matters relating to the integrity of the Company's finances and financial statements as the Committee may consider appropriate.

     During 1996, Messrs. Pearlman, Frame, Calvert and Lawi acted as the Executive Committee. The function of the Executive Committee is to act on an interim basis for the full Board. The Executive Committee did not meet officially separately from the entire Board of Directors during 1996.

     During 1996, the Compensation and Stock Option Committee ("Compensation Committee") was comprised of Messrs. Stieglitz, Lurie and Lerner. Due to Mr. Lurie's retirement from the Board of Directors in August 1997, the Compensation Committee is now comprised of Messrs. Stieglitz and Lerner. The Compensation Committee reviews and recommends to the Board of Directors the compensation, promotion and employment agreements of officers of the Company, the terms of any proposed employee benefit arrangements, and the granting of awards under such arrangements. The Compensation Committee did not meet officially separately from the entire Board of Directors during 1996; however, it did authorize certain transactions through the execution of six unanimous written consents during 1996. The Compensation Committee has met on numerous occasions in 1997 in connection with the executive compensation matters that are discussed in this Proxy Statement.

                              BENEFICIAL OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of September 30, 1997, by (i) persons known to the Company to be beneficial owners of more than 5% of the Common Stock, (ii) each of the Company's directors (iii) each of the Named Executive Officers, and
(iv) all directors and executive officers of the Company as a group.

                                                                AMOUNT AND
                                                                 NATURE OF
                      NAME AND ADDRESS                          BENEFICIAL       PERCENTAGE
                    OF BENEFICIAL OWNER                       OWNERSHIP(1)(2)     OF CLASS
                    -------------------                       ---------------    ----------
Driehaus Capital Management, Inc............................       620,585           5.6%
  25 East Erie Street
  Chicago, IL 60611

Horace A. Calvert...........................................       568,377(3)        5.0%
  50 Briar Hollow Lane, 7th Floor West
  Houston, TX 77027

Paul A. Frame, Jr...........................................       559,403(4)        4.9%
  50 Briar Hollow Lane, 7th Floor West
  Houston, TX 77027

Herbert M. Pearlman.........................................       403,502(5)        3.6%
  537 Steamboat Road
  Greenwich, CT 06830

David S. Lawi...............................................       271,243(6)        2.4%
  537 Steamboat Road
  Greenwich, CT 06830

Jay N. Silverman............................................       110,462(7)        1.0%
  50 Briar Hollow Lane, 6th Floor West
  Houston, TX 77027

Debra D. Valice.............................................        97,860(8)          *
  50 Briar Hollow Lane, 7th Floor West
  Houston, TX 77027

                                                                AMOUNT AND
                                                                 NATURE OF
                      NAME AND ADDRESS                          BENEFICIAL       PERCENTAGE
                    OF BENEFICIAL OWNER                       OWNERSHIP(1)(2)     OF CLASS
                    -------------------                       ---------------    ----------
Walter M. Craig, Jr.........................................        30,981(9)          *
  2 Bridge Avenue
  Redbank, NJ 07701

William Lerner..............................................        10,585(10)         *
  423 East Beau Street
  Washington, PA 15301

John E. Stieglitz...........................................         6,000(10)         *
  14 Rye Road
  Rye, NY 10580

Fred S. Zeidman.............................................         4,000             *
  5120 Woodway, Suite 9029
  Houston, Texas 77056

All directors and executive officers as a group (9
  persons)..................................................     1,951,501(11)      15.7%

---------------

  *  Less than 1%

 (1) Except as otherwise noted, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated.

 (2) Includes shares that may be acquired within 60 days by any of the named persons upon exercise of any right.

 (3) Includes 57,219 and 345,399 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $4.13 to $25.38 per share, and the exercise prices of the common stock purchase warrants range from $13.05 to $41.00 per share.

 (4) Includes 56,963 and 345,399 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $4.13 to $25.38 per share, and the exercise prices of the common stock purchase warrants range from $13.19 to $43.00 per share.

 (5) Includes 33,333 and 245,291 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise price of the options is $25.13, and the exercise prices of the common stock purchase warrants range from $24.00 to $43.00 per share.

 (6) Includes 16,667 and 202,863 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise price of the options is $25.13, and the exercise prices of the common stock purchase warrants range from $24.00 to $43.00 per share.

 (7) Includes 50,000 and 23,282 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $25.13 to $33.50 per share, and the exercise prices of the common stock purchase warrants range from $42.56 to $45.06. Also includes 25,000 shares which may be acquired from the Company within 60 days upon exercise of common stock purchase warrants at exercise prices to be determined upon exercise of certain existing stock options.

 (8) Includes 8,334 and 57,436 shares which may be acquired from the Company within 60 days upon exercise of options and common stock purchase warrants, respectively. The exercise prices of the options range from $25.13 to $33.50 per share, and the exercise prices of the common stock purchase warrants range from $27.13 to $40.00 per share.

 (9) Includes 30,652 shares which may be acquired from the Company within 60 days upon exercise of common stock purchase warrants. The exercise prices of the common stock purchase warrants range from $32.00 to $42.88 per share.

(10) Includes 6,000 shares which may be acquired from the Company within 60 days upon exercise of options at an exercise price ranging from $30.00 to $30.50 per share.

(11) Includes an aggregate of 1,419,889 shares which may be acquired from the Company within 60 days upon exercise of 192,849 options and 1,227,040 common stock purchase warrants, respectively, by the group of 9 persons which comprises all executive officers and directors. The exercise prices of the options range from $4.13 to $33.50 per share, and the exercise prices of the common stock purchase warrants range from $13.05 to $43.00 per share.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "Named Executive Officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                      ANNUAL COMPENSATION            OTHER              AWARDS
                                    ------------------------         ANNUAL         STOCK OPTIONS/      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)    BONUS($)(1)   COMPENSATION($)(2)      SARS(#)       COMPENSATION($)
---------------------------  ----   ----------   -----------   ------------------   --------------   ---------------
Paul A. Frame..............  1996    $141,898    $1,457,603        $1,204,334           74,300           $87,998(3)
  Chief Executive Officer    1995    $139,870    $  806,094        $  766,456           58,992           $41,358
  and President              1994    $136,193    $  955,213        $  684,006          292,728           $94,990
Horace A. Calvert..........  1996    $141,898    $1,457,603        $1,205,834           68,249           $87,998(3)
  Chief Operating Officer    1995    $139,870    $  806,094        $  766,456           80,806           $41,358
  and Executive Vice         1994    $136,193    $  955,213        $  684,006          292,728           $94,990
  President
Herbert M. Pearlman........  1996    $124,818    $1,486,168                --           62,291           $88,654(3)
  Chairman of the            1995    $121,182    $  815,712                --           99,949           $41,358
  Board of Directors         1994    $115,569    $  897,141                --          251,740           $94,990
David S. Lawi..............  1996    $ 60,588    $  749,085                --           62,291           $87,998(3)
  Chairman of the            1995    $ 58,823    $  407,856                --           70,926           $41,358
  Executive Committee        1994    $ 56,098    $  448,570                --          166,884           $94,990
Jay N. Silverman(4)........  1996    $ 90,000    $  306,577        $  540,556           28,282           $ 3,049(5)
  President of Eagle         1995    $ 70,000    $  123,422        $  264,483           25,000           $ 4,620
  Geophysical Onshore, Inc.  1994    $ 70,000    $  102,195        $  211,504           20,000           $ 4,620

---------------

(1) Includes bonuses based on the Company's pre-tax profits for Messrs. Frame, Calvert, Pearlman and Lawi, and based on a subsidiary's pre-tax profits for Mr. Silverman. For Messrs. Frame and Calvert, also includes bonuses based on the Company's stock performance of $316,667 in 1996. The final installment that may be earned pursuant to the bonuses based on the Company's stock performance occurred during the first quarter of 1997 and amounted to $79,167 for each of Messrs. Frame and Calvert.

(2) Includes commissions based on sales.

(3) Includes amounts paid pursuant to the program (the "Incentive Compensation Program") pursuant to which between 2 1/2% and 5% of the revenue generated annually by seismic creation programs that have fully recouped their direct costs is distributed to certain officers and key employees, and amounts contributed by the Company to its 401(k) Savings Plan (the "401(k) Plan") on behalf of such Named Executive Officers as discretionary and matching contributions. Includes $84,932 contributed by the Company pursuant to its Incentive Compensation Program, and $3,066 contributed by the Company as 401(k) Plan matching contributions for Messrs. Frame, Calvert, and Lawi, and $3,723 for Mr. Pearlman.

(4) Mr. Silverman ceased to be an executive officer of the Company on August 11, 1997, when Eagle Geophysical, Inc. completed its initial public offering and ceased to be a wholly-owned subsidiary of the Company.

(5) Includes $3,049 contributed by the Company as 401(k) Plan matching contributions.

     The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1996 to each of the Named Executive Officers.

                           OPTION/SAR GRANTS IN 1996

                                         INDIVIDUAL GRANTS
                      -------------------------------------------------------
                                       PERCENT                                          POTENTIAL REALIZABLE VALUE
                       NUMBER OF       OF TOTAL                                         AT ASSUMED ANNUAL RATES OF
                       SECURITIES    OPTIONS/SARS                                        STOCK PRICE APPRECIATION
                       UNDERLYING     GRANTED TO      EXERCISE                              FOR OPTION TERM(4)
                      OPTIONS/SARS    EMPLOYEES       OR BASE      EXPIRATION   -------------------------------------------
        NAME           GRANTED(#)      IN 1996      PRICE($/SH)       DATE      0 PERCENT($)   5 PERCENT($)   10 PERCENT($)
        ----          ------------   ------------   ------------   ----------   ------------   ------------   -------------
Paul A. Frame........    25,000(1)       2.84         $25.375       04/22/06     $        0     $ 398,955      $1,011,030
                          3,053(3)       0.35         $43.000       11/26/01     $   (9,922)    $  23,459      $   63,812
                          1,621(3)       0.18         $41.625       11/27/01     $   (3,039)    $  14,684      $   36,110
                         11,021(3)       1.25         $41.000       11/29/01     $  (13,776)    $ 106,726      $  252,396
                         15,221(3)       1.73         $40.500       12/02/01     $  (11,416)    $ 155,376      $  357,078
                         15,387(3)       1.75         $40.000       12/03/01     $   (3,847)    $ 164,765      $  368,666
                          2,997(3)       0.34         $40.000       12/04/01     $     (749)    $  32,164      $   71,981
Horace A. Calvert....    25,000(1)       2.84         $25.375       04/22/06     $        0     $ 398,955      $1,011,030
                          7,206(3)       0.82         $41.000       11/29/01     $   (9,008)    $  69,782      $  165,027
                         16,325(3)       1.85         $40.500       12/02/01     $  (12,244)    $ 166,646      $  382,978
                         16,503(3)       1.87         $40.000       12/03/01     $   (4,126)    $ 176,715      $  395,405
                          3,215(3)       0.36         $40.000       12/04/01     $     (804)    $  34,504      $   77,217
Herbert M.
  Pearlman...........     1,381(3)       0.16         $43.000       11/26/01     $   (4,488)    $  10,611      $   28,865
                            733(3)       0.08         $41.625       11/27/01     $   (1,374)    $   6,640      $   16,329
                          4,982(3)       0.57         $41.000       11/29/01     $   (6,228)    $  48,245      $  114,095
                          6,883(3)       0.78         $40.500       12/02/01     $   (5,162)    $  70,262      $  161,472
                          6,957(3)       0.79         $40.000       12/03/01     $   (1,739)    $  74,496      $  166,687
                          1,355(3)       0.15         $40.000       12/04/01     $     (339)    $  14,542      $   32,544
                         40,000(2)       4.54         $32.000       04/28/00     $  150,000     $ 430,860      $  750,853
David S. Lawi........     1,381(3)       0.16         $43.000       11/26/01     $   (4,488)    $  10,611      $   28,865
                            733(3)       0.08         $41.625       11/27/01     $   (1,374)    $   6,640      $   16,329
                          4,982(3)       0.57         $41.000       11/29/01     $   (6,228)    $  48,245      $  114,095
                          6,883(3)       0.78         $40.500       12/02/01     $   (5,162)    $  70,262      $  161,472
                          6,957(3)       0.79         $40.000       12/03/01     $   (1,739)    $  74,496      $  166,687
                          1,355(3)       0.15         $40.000       12/04/01     $     (339)    $  14,542      $   32,544
                         40,000(2)       4.54         $32.000       04/28/00     $  150,000     $ 430,860      $  750,853
Jay N. Silverman.....    25,000(1)       2.84         $33.500       09/25/06     $        0     $ 526,699      $1,334,759
                          3,282(3)       0.37         $41.125       11/21/01     $   (2,462)    $  34,149      $   78,438

---------------

(1) These options were granted under the Company's 1993 Incentive Stock Option Plan, as amended, and are exercisable starting 12 months after the grant date of April 22, 1996 for Messrs. Frame and Calvert and September 25, 1996 for Mr. Silverman, with 33% of the options granted becoming exercisable at that time and with an additional 33% of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date. The options were granted for a term of 10 years, subject to certain events related to termination of employment.

(2) The expiration dates of the options listed were extended from December 10, 1997 to April 28, 2000.

(3) These common stock purchase warrants were granted under the terms of the Company's 1995 Warrant Reload Plan upon the exercise of the same number of previously granted warrants subject to the Warrant

    Reload Plan. The common stock purchase warrants were fully exercisable on the date of grant, and will expire on the expiration date indicated, subject to certain events related to termination of employment.

(4) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. The actual value an executive may realize will depend on the extent to which the stock price exceeds the exercise price of the options or warrants on the date the option or warrant is exercised. Accordingly, the value, if any, realized by an executive will not necessarily equal any of the amounts set forth in the table above. These calculations are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

     The following table sets forth certain information with respect to the exercise of options during the year ended December 31, 1996, and unexercised options held at December 31, 1996, and the value thereof, by each of the Named Executive Officers.

                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                         AND 12/31/96 OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE
                              SHARES                           OPTIONS/SARS              MONEY OPTIONS/SARS AT
                             ACQUIRED                         AT 12/31/96(#)                  12/31/96($)
                                ON           VALUE      ---------------------------   ---------------------------
          NAME             EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ------------   -----------   -----------   -------------   -----------   -------------
Paul A. Frame............     49,300      $1,342,120      383,785        58,333       $8,075,050      $861,458
Horace A. Calvert........     52,873      $1,458,047      385,068        58,333       $8,299,730      $861,458
Herbert M. Pearlman......     22,291      $  606,839      261,958        33,333       $4,541,218      $495,833
David S. Lawi............     22,291      $  606,839      211,196        16,667       $3,738,411      $247,917
Jay N. Silverman.........     23,813      $  751,514       24,949        48,333       $  353,599      $527,083

EMPLOYMENT ARRANGEMENTS

  Agreements with Messrs. Frame, Calvert, Pearlman and Lawi

     Effective as of January 1, 1991, the Company entered into employment agreements with each of Messrs. Frame, Calvert, Pearlman and Lawi for service in their respective capacities set forth in the listing of directors and executive officers. During 1992, Mr. Frame became the Chief Executive Officer, and Mr. Calvert became the Chief Operating Officer. The employment agreements were not revised for these changes. Each agreement is for a term of five years, renewable each year for an additional year unless either party to the agreement gives notice to the contrary. In accordance with these agreements, Messrs. Frame, Calvert, Pearlman and Lawi receive an annual base salary of $141,898, $141,898, $124,818, and $60,588, respectively. Additionally, each of Messrs. Frame and Calvert receive a 1% commission on the first $12,000,000 in revenues for the year and 1/2% commission on revenues in excess thereof, plus an additional
 1/2% commission on revenues over $12,000,000 if at least 40% of the Company's revenues are resale revenues, plus a bonus of 4% of the Company's pre-tax profits (as defined therein). Each of Messrs. Pearlman and Lawi receive an annual bonus of 5% and 2 1/2%, respectively, of the Company's pre-tax profits (as defined therein).

     Each of the agreements with Messrs. Frame and Calvert provide that if at any time during the term of such agreement, (i) the employment agreements of Messrs. Pearlman or Lawi are terminated by the Company prior to the stated term thereof, or (ii) Messrs. Pearlman and Lawi resign from the Company's Board of Directors prior to the expiration of the term of their employment agreements, or
(iii) the majority of the members of the Company's Board of Directors is no longer nominated and supported by a majority of Messrs. Frame, Calvert, Pearlman and Lawi (each a "Change in Control"), the employee shall have the right to terminate the agreement immediately and receive from the Company all compensation required to be paid during the unexpired term thereof as well as the severance payment described below without any obligation to perform consulting services as described below. The Company believes that the Change in Control provisions in these agreements may tend to discourage attempts to acquire a controlling interest in the Company and may also tend to make the removal of management more difficult.

     Each agreement provides that if it is not renewed, the Company will pay the employee for the balance of the term of the agreement and for two additional years' compensation including his then current base salary plus the average of all commissions and bonuses paid to the employee for the then prior three years. The severance payments are contingent upon the employee remaining available to perform consulting services for the benefit of the Company.

     Each agreement provides for certain noncompetition and nondisclosure covenants of the employee and for certain Company-paid fringe benefits such as an automobile allowance, disability insurance and inclusion in pension, deferred compensation, profit sharing, stock purchase, savings, hospitalization and other benefit plans in effect from time to time.

     Each of Messrs. Frame, Calvert, Pearlman and Lawi has indicated that he will agree to amend his employment agreement to reflect the provisions of the Executive Compensation Plan if the stockholders approve the plan.

  Bonuses Based On Stock Performance


     On July 21, 1992, when the stock price was $5.375, the Compensation Committee and the entire Board of Directors approved payment of a one-time $2,500,000 special shareholder value bonus to be divided among Messrs. Frame and Calvert and three other key employees upon the event of the market price of the Company's stock maintaining or exceeding $20.00 per share for at least 90 consecutive days (the "Target Date") at any time before July 21, 1997. The Target Date was achieved in June 1994. The bonus vested equally over the 12 quarters following the Target Date, and the last installment of the bonus was paid in April 1997.


     On January 27, 1995, the Company's Board of Directors approved a shareholder value incentive bonus under which a cash bonus aggregating $4,000,000 would be paid to all salaried employees if the market price of the Company's stock reaches $60 per share on or before April 30, 1998, and maintains or exceeds that price for at least 90 consecutive days. This bonus would be shared by all salaried employees on a basis proportionate to their respective compensation ranking in the Company, and it would vest and be paid out in escalating quarterly installments over a three-year period, subject to continued employment with the Company. This shareholder value incentive bonus was approved by Company Shareholders at the 1995 annual meeting. As of September 30, 1997, the market price of the Company's Common Stock was $44.375 per share.

  Directors Compensation


     Non-employee directors receive an annual fee of $20,000 for serving on the Board and are reimbursed for out of pocket expenses for meeting attendance. On July 25, 1996, the Company's Board of Directors adopted the Non-Employee Directors' Deferred Compensation Plan which permits each non-employee director to elect to receive annual director fees in the form of stock options and to defer receipt of any directors fees in a deferred cash account or as deferred shares. As of December 31, 1996, 30,000 shares have been reserved for issuance under this plan, and directors had accumulated 687 deferred shares in their accounts. No such shares will be distributed until such time as designated by the director or as otherwise provided by the plan. Directors who are also employees receive no separate compensation for their services as directors.


     Non-employee directors also participate in the Non-Employee Directors' Stock Option Plan (the "Plan"), which was approved by Company Shareholders at the 1994 annual meeting. Under the terms of the Plan, each non-employee director receives on the date of each annual meeting during the term of the Plan an option to purchase 1,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each non-employee director who is elected or appointed to the Board of Directors for the first time is granted on the date of such election or appointment an option to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Plan become exercisable one year after the date of grant. All options expire at the earlier of five years after the date of grant, twelve months after the optionee ceases to serve as a director due to death, disability, or retirement at or after age 65, or sixty days after the optionee otherwise ceases to serve as a director of the Company. If a director ceases to serve as such for any reason other than death, disability, or retirement at or after age 65, the option may be exercised only if it was exercisable at the date of such cessation of service. During 1996, William Lerner, John E. Stieglitz and William L. Lurie (who retired from the Board in August 1997) were granted 1,000 options each, at an exercise price of $29.125. Mr. Zeidman was granted 5,000 options on September 5, 1997, when he was appointed to the Board, at an exercise price of $41.25.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee of the Board of Directors of the Company was, during 1996, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure pursuant to applicable rules and regulations of the Securities and Exchange Commission. During 1996, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or
(iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company (the "Committee"), which currently consists of two outside directors, met on numerous occasions during 1996 and 1997, both by itself and with the entire Board of Directors, to review the Company's compensation policies and practices. This intensive review was conducted as a result of the impending applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), on the compensation paid by the Company to the Chief Executive Officer and the four other most highly compensated officers of the Company (the "Named Executive Officers"). In addition, the Committee consulted extensively with legal counsel and KPMG Peat Marwick LLP as outside compensation consultants to assist with this review. The proposed restructuring of the Company's executive compensation described in the Proxy Statement, which is intended to comply with Section 162(m) of the Code, was the result of this intensive review. This review was significantly more in-depth than the annual executive compensation review normally conducted by the Committee.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Code, which places limits on the tax deductibility of executive compensation for publicly traded companies, was enacted effective January 1, 1994. Section 162(m) disallows deductions for compensation in excess of $1,000,000 per year paid to the Named Executive Officers, unless such compensation is performance-based, is approved by stockholders, and meets certain other requirements. Since the Company had existing employment contracts with its most highly compensated officers at the time Section 162(m) became effective, the compensation paid to them under the contracts was "grandfathered" by regulations promulgated under Section 162(m). However, this grandfathered period will end as of December 31, 1997. In order to maximize deductibility of future executive compensation under Section 162(m), the Company has proposed a revised, performance-based compensation plan for certain of its executive officers (the "Compensation Plan") that is intended to meet the deductibility requirements of Section 162(m). The Compensation Plan is being submitted for stockholder approval at the Annual Meeting of Stockholders, as described in the Proxy Statement under the heading "Proposal to Approve the Seitel, Inc. 1998 Executive Compensation Plan."

     As a part of the executive compensation review, the Committee also reviewed the effects of Section 162(m) on the stock options and warrants that have been granted to its executives and that may be granted to them in the future. Because the Company's compensation expense deduction for income realized by a Named Executive Officer upon the exercise of a stock option or warrant is subject to the limitations of Section 162(m), the Committee undertook, as part of its executive compensation review and restructuring, the task of seeking to maximize the deductibility of compensation resulting from future exercises of options and warrants.

     The Company's executives and its other employees may receive grants of warrants or options under two current Company plans: the Company's Warrant Reload Plan, pursuant to which warrants that were previously granted to officers, directors and other employees of the Company are automatically reloaded upon exercise, and the Company's 1993 Incentive Stock Option Plan (the "1993 Option Plan"). As of September 30, 1997, warrants to purchase a total of 512,747 shares held by Messrs. Frame, Calvert, Pearlman and Lawi were subject to reloading under the Warrant Reload Plan. Also as of that date, an additional 331,005 warrants held by these officers had already been reloaded with warrants having an exercise price of $40.00 per share or more. The compensation resulting from the exercise of warrants granted under the Warrant Reload Plan does not meet the deductibility requirements of Section 162(m). However, the compensation resulting from the exercise of options granted under the 1993 Option Plan will meet the deductibility requirements of Section 162(m).

     The Committee has proposed that the number of shares available for purchase upon exercise of options granted under its 1993 Option Plan be increased by 850,000 shares. Of these shares, 512,747 shares will be used in the future to grant options under the 1993 Option Plan to reload, pursuant to the Reload Plan, the reloadable warrants currently held by Messrs. Frame, Calvert, Pearlman and Lawi. In addition, the Committee has recommended that the Board of Directors consider repurchasing warrants that have previously been granted to these officers under the Warrant Reload Plan but that are only marginally in-the-money. As of September 30, 1997, warrants to purchase 331,005 shares of Common Stock had been granted to these officers under the Warrant Reload Plan at an exercise price of $40.00 or more per share. By purchasing some or all of these warrants and issuing replacement options under the 1993 Option Plan, any compensation resulting from future exercises of these replacement options by these officers will meet the deductibility requirements of Section 162(m). Any determination to repurchase such warrants will be made by the Board based on the market price of the Company's Common Stock at the time of the proposed buy-back, the Company's liquidity and capital resources at such time, the impact of such buy-back on the Company's results of operations, the willingness of these officers to have such warrants repurchased, and other factors deemed relevant by the Board.

COMPENSATION PHILOSOPHY

     The Compensation Committee, with the support of the Board of Directors, has proposed new, performance-based criteria for the compensation of CEO Paul A. Frame, COO Horace A. Calvert, Chairman Herbert M. Pearlman, and Executive Committee Chairman David S. Lawi, which will become effective on January 1, 1998 if approved by the stockholders at the Annual Meeting. Each of Messrs. Frame, Calvert, Pearlman and Lawi has indicated that he will agree to amend his existing employment agreement to reflect the provisions of the Compensation Plan upon stockholder approval. If the Compensation Plan is not approved, these officers will continue to be compensated under their existing employment agreements.

     Historically, the Company's compensation philosophy has been to pay relatively low base salaries to its senior executives, to provide attractive incentives to earn additional income based on operating results and to grant stock options and warrants to reflect the importance that the Company places on stockholder value. The proposed Compensation Plan places greater emphasis on the financial performance of the Company by imposing additional profitability conditions to the payment of incentive bonuses. In order to compensate the affected executives for the increased risk of nonpayment of bonuses, the Compensation Plan provides for increases in the executives' base salaries. The proposed Compensation Plan is described in the Proxy Statement under the heading "Proposal to Approve the Seitel, Inc. 1998 Executive Compensation Plan."

PERFORMANCE-BASED CASH COMPENSATION

     As detailed in the Executive Compensation section of the Proxy Statement under the heading "Employment Arrangements," Mr. Frame currently receives a base salary, plus a commission equal to a percentage of Company revenues and a bonus equal to a percentage of Company pre-tax profits. Similarly, the other Named Executive Officers each currently receive a base salary plus commissions based on revenues and/or bonuses based on pre-tax profits. Because of the impending applicability of Section 162(m) to the Company's executive compensation, the Committee has proposed a new, performance-based Executive Compensation Plan that is intended to comply with the requirements of Section 162(m). This new Executive Compensation Plan is being submitted for stockholder approval in order to satisfy the requirements of Section 162(m).

     For the year ended December 31, 1996, Mr. Frame's total cash compensation increased 78% as compared to the total cash compensation he received for the year ended December 31, 1995, excluding a bonus based on the Company's stock performance, deferred compensation, Company matching 401(k) income and other fringe benefits. This increase in CEO compensation reflects the Company's higher pre-tax profits and revenues in 1996 resulting from record results in both its data licensing and oil and gas exploration operations. Similarly, the total cash compensation for Chairman Pearlman and Executive Committee Chairman Lawi increased because of increased cash bonuses related to higher pre-tax profits, and the total cash compensation for COO Calvert increased because of increased cash bonuses and commissions related to higher pre-tax profits and revenues.

BONUSES BASED ON STOCK PERFORMANCE

     On January 27, 1995, the Compensation Committee recommended and the Board of Directors approved a Shareholder Value Incentive Bonus under which a cash bonus aggregating $4,000,000 will be paid to all salaried employees if the market price of the Company's stock reaches $60.00 per share on or before April 30, 1998, and maintains or exceeds that price for at least 90 consecutive days. This bonus would be shared by all salaried employees on a basis proportionate to their respective compensation ranking in the Company, and it would vest and be paid out in escalating quarterly installments over a three-year period, subject to continued employment with the Company. As of September 30, 1997, the market price of the Company's Common Stock was $44.375 per share.

     In 1992, when the Company's stock price was $5.375 per share, the Board of Directors adopted a similar plan that provided for a one-time bonus of $2,500,000 to be divided among Messrs. Frame and Calvert and three other key employees if the Company's stock price reached $20 per share and maintained that price for at least 90 consecutive days. The conditions of this bonus were satisfied in June 1994, and the bonus was paid in 12 equal quarterly payments, the last of which was paid in April 1997. For the year ended December 31, 1996, Messrs. Frame and Calvert each received $316,667 under this bonus plan.

STOCK OPTION AND COMMON STOCK PURCHASE WARRANT PLANS

     During 1996, the Company had only one stock option plan, the 1993 Option Plan, under which options were available for granting to officers and employees of the Company. Options granted under the 1993 Option Plan can be either incentive stock options pursuant to Section 422 of Code or non-qualified stock options. Options granted under the 1993 Option Plan have a maximum term of 10 years, subject to certain events related to termination of employment. Mr. Frame, as well as other executive officers, have been granted stock options under previous non-qualified and incentive stock option plans. Mr. Frame and other executive officers of the Company were granted options under the 1993 Option Plan on April 22, 1996. Options were also granted to other officers and key employees of the Company under the 1993 Option Plan at various times throughout the year.

     The Company also has issued common stock purchase warrants to Mr. Frame, as well as to the other Named Executive Officers and most other employees. These warrants are designed to serve as incentives to all employees as to the importance of their productivity related to the Company's financial performance and stockholder value.


     The Committee has proposed an increase in the number of shares of Common Stock available for issuance upon exercise of options granted under the 1993 Option Plan, as described in the Proxy Statement under the heading "Proposals to Approve Certain Amendments to the Seitel, Inc. 1993 Incentive Stock Option Plan." As a result of the proposed increase, the Company will be able to maximize the deductibility under Section 162(m) of the compensation received by its Named Executive Officers upon their exercise of options, and the Company will also have an adequate number of options for future incentive grants under the 1993 Option Plan.

     The Company's stock option plans and common stock purchase warrants are designed to provide incentives based upon the Company's financial performance and stockholder returns over time.

                                          Respectfully submitted,

                                          John E. Stieglitz, Co-Chairman
                                          William Lerner, Co-Chairman

                               PERFORMANCE GRAPH

     The following graph sets forth the cumulative total stockholder return for the Company's Common Stock as compared to the Russell 2000 index, which covers a broad cross-section of public companies including many which have relatively small stock market capitalization and the Peer Group index, which represents publicly traded oil-service companies.

                           COMPARATIVE TOTAL RETURNS*

                   SEITEL, INC., RUSSELL 2000, AND PEER GROUP
                (Performance results through December 31, 1996)

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)                SEI           RUSSELL 2000       PEER GROUP**
1991                                           100.00             100.00             100.00
1992                                           112.69             118.41              99.14
1993                                           137.74             140.80             109.60
1994                                           215.37             138.24             100.78
1995                                           354.36             177.55             143.82
1996                                           400.69             206.83             211.15

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in SEI common stock, Russell 2000 Index and Peer Group.

 * Cumulative total return assumes reinvestment of dividends.

** Peer Group: Baker-Hughes Inc.; Daniel Industries, Inc.; Dresser Industries,
   Inc.; Enterra Corp. (until October 1995, when it ceased to be publicly traded); Global Marine Inc.; Halliburton Co., Helmerich & Payne, Inc.; Kaneb Services, Inc.; McDermott International, Inc.; Parker Drilling Co.; Reading & Bates Corp.; Rowan Companies, Inc.; Smith International, Inc.; Schlumberger Ltd.; Tidewater Inc.; Varco International, Inc.; Western Atlas Inc. (which began to be publicly traded in March 1994,); and Western Co. of North America (until April 1995, when it ceased to be publicly traded).

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     On July 21, 1992, the Company granted ten year loans at an interest rate of 4% to most of its employees for purchases of the Company's Common Stock at the then market price of $5.375 per share. The Company recorded compensation expense of $48,000 related to these loans in 1996. Payments of 5% of the original principal balance plus accrued interest are due annually on August 1, with a balloon payment of the remaining principal and accrued interest due August 1, 2002. The stock certificates are held by the Company as collateral until payment is received. Loans in excess of $60,000 were made to Messrs. Frame and Calvert and Ms. Valice, amounting to $537,500, $537,500 and $134,375, respectively. The largest aggregate amounts of principal and interest outstanding on such loans during 1996 were approximately $474,000, $474,000 and $119,000, respectively. As of September 30, 1997, the aggregate amounts of principal and interest outstanding on such loans were approximately $405,000, $405,000 and $101,000, respectively.

     The Company's wholly-owned subsidiary DDD Energy, Inc. ("DDD Energy"), which acquires and develops non-operating interests in mineral properties, acts as managing partner of a general partnership (the "1996 Partnership"). The 1996 Partnership was formed to permit officers, directors and employees of the Company and its subsidiaries, and members of their immediate families, who are accredited investors to invest in mineral interests as general partners ("Contributing General Partners") in the 1996 Partnership. The 1996 Partnership is a blind pool which invested partnership funds throughout the year in mineral interests. Pursuant to the partnership agreement governing the 1996 Partnership, DDD Energy agreed to use its reasonable efforts to allow the 1996 Partnership to invest, along with DDD Energy, in all nonoperating mineral interests in which DDD Energy invested during 1996, and the 1996 Partnership was obligated to invest in all interests in which DDD Energy invested (to the extent allowed by the sellers of such interests) until funds of the 1996 Partnership allocated to acquisitions were exhausted. Pursuant to the partnership agreement, the amount of the investment of the 1996 Partnership equals three percent of the total investment in each such mineral interest made by the 1996 Partnership and DDD Energy. DDD Energy determines the amount that it desires to invest in a particular mineral interest, and then adds the amount to be invested by the 1996 Partnership to determine the total level of investment by DDD Energy and the 1996 Partnership. Therefore, DDD Energy does not forego any opportunity to invest in transactions by allowing the 1996 Partnership to invest with DDD Energy. All sums required for the 1996 Partnership to acquire such interests and pay costs related to such interests thereafter are provided by the Contributing General Partners, and no funds for the 1996 Partnership's investments are provided by DDD Energy or the Company. During 1996, the Contributing General Partners contributed an aggregate of $702,000 to the 1996 Partnership. Paul A. Frame, Horace A. Calvert, Herbert M. Pearlman, David S. Lawi, Jay N. Silverman, Debra D. Valice, William L. Lurie, Sheryl Pearlman (wife of Herbert Pearlman), Julia L. Pearlman, Lee R. Pearlman, Lawrence Marolda, Nicole E. Lawi and Neil A. Lawi have 14.3%, 14.3%, 13.5%, 11.4%, 7.1%, 10.7%, 7.1%, 3.6%, 1.4%, 1.4%, 1.4%,
1.4% and 1.4% general partnership interests, respectively, in the 1996 Partnership.

     DDD Energy acts as managing partner of a similar partnership relating to the non-operating mineral interest in which it will invest in 1997 (the "1997 Partnership"). The amount of the investment of the 1997 Partnership will equal two and one half percent of the total investment in each such mineral interest made by the 1997 Partnership and DDD Energy. Officers, directors and employees of the Company and its subsidiaries, and members of their immediate families, have contributed $575,000 to the 1997 Partnership. Horace A. Calvert, Herbert M. Pearlman, David S. Lawi, Jay N. Silverman, Debra D. Valice, William L. Lurie, Sheryl Pearlman (wife of Herbert Pearlman), Julia L. Pearlman, Lee R. Pearlman, Lawrence Marolda, Nicole E. Lawi and Neil A. Lawi have 17.4%, 16.5%, 13.9%, 8.7%, 4.4%, 4.4%, 4.4%, 1.7%, 1.7%, 1.7%, 1.7% and 1.7% general partnership interests, respectively, in the 1997 Partnership.

               PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO
                        INCREASE AUTHORIZED COMMON STOCK

     The Board of Directors has unanimously voted to recommend that the shareholders authorize an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 shares to 50,000,000 shares to facilitate a proposed two-for-one stock split. The proposed amendment is set forth in Exhibit A to this Proxy Statement. If the amendment is approved, the increased number of shares may be issued from time to time by the Board of Directors. It is not expected that further authorization from the shareholders will be solicited for the issuance of any such shares of Common Stock, except to the extent such authorization is required by law or by the rules of the New York Stock Exchange. Shareholders do not have preemptive rights, and the proposed amendments would not create any preemptive rights.

     INCREASE OF AUTHORIZED COMMON STOCK. The Board of Directors recommends that the number of authorized shares of Common Stock be increased to 50,000,000 shares. The Company currently has 20,000,000 shares of Common Stock authorized and, as of October 7, 1997, had 11,015,854 shares outstanding and an additional 3,359,366 shares reserved under the Company's stock option, warrant and other employee benefit plans. Accordingly, as of October 7, 1997, only 5,624,780 shares of Common Stock were authorized and not outstanding or reserved for issuance.

     PROPOSED STOCK SPLIT. The Board of Directors has unanimously approved a two-for-one stock split to be effected through a stock dividend. Because the Company does not currently have an adequate number of shares of authorized but unissued shares of Common Stock to effect the stock split, the stock split is subject to stockholder approval of the proposed increase in the number of authorized shares of Common Stock. If stockholder approval is obtained, stockholders of record on December 3, 1997, will receive one additional share of Common Stock as a dividend on each issued and outstanding share of Common Stock. The stock split is intended to place the market price of the Common Stock in a range more attractive to a wider range of investors, particularly individuals, and may result in a broader market and more widespread ownership of the Company's Common Stock.

     In connection with the stock split in the form of a stock dividend, the Company will transfer $0.01 for each additional share of Common Stock issued, or approximately $110,000, from the Company's additional paid-in capital account to its Common Stock account as of December 3, 1997, so that the additional shares to be issued will be fully paid.

     If stockholders approve the proposed increase in authorized shares, certificates representing the additional shares issuable pursuant to the stock split will be distributed by the Company on or about December 12, 1997, to stockholders of record as of December 3, 1997, without any further action by the stockholders. Existing certificates will continue to represent the number of shares they currently represent and should be retained by stockholders. The Company will list on the New York Stock Exchange the additional shares of Common Stock to be issued. As a result of the proposed stock split, brokerage commissions and transfer taxes on any subsequent trades of Common Stock may increase.

     In the opinion of counsel for the Company, the adoption of the proposed amendment and the issuance of the additional shares in connection with the stock split will not result in any gain or loss or any other taxable income to stockholders for United States federal income tax purposes. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares in connection with the stock split, and stockholders subject to those laws are urged to consult their tax advisors.

     The proposed increase in the number of authorized shares of Common Stock is required in order to effect, and is a condition to the effectiveness of, the stock split authorized by the Board of Directors.

     Other than the proposed two-for-one stock split, the Company has no plans, understandings or negotiations underway at this time for the issuance of any unissued and unreserved shares. After giving effect to the proposed stock split, the Company will have approximately 22 million shares of Common Stock outstanding and approximately 6.7 million shares of Common Stock reserved for issuance, based on the number of outstanding and reserved shares as of October 7, 1997 and excluding any shares to be reserved for issuance under other proposals set forth in this Proxy Statement. In addition, the Board believes that it is desirable to have a sufficient number of shares of Common Stock available, as the occasion may arise, for possible future financings and acquisition transactions, stock dividends or splits, stock issuances pursuant to employee benefit plans and other proper corporate purposes and accordingly recommends the proposed increase. Having such additional shares available for issuance in the future would give the Company greater flexibility by allowing shares to be issued without incurring the delay and expense of a special stockholders' meeting.

     CERTAIN POSSIBLE EFFECTS OF THE AMENDMENT. Although the Board has no present intention of doing so, shares of authorized and unissued Common Stock could be issued in one or more transactions that could have the effect of making a takeover of the Company more difficult and deterring an offer for the Company at a substantial premium over the current market price of the Company's Common Stock. The amendment has not been proposed as an anti-takeover provision, and the Company is not aware of any attempt by a third party to acquire control of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

          PROPOSALS TO APPROVE CERTAIN AMENDMENTS TO THE SEITEL, INC.
                        1993 INCENTIVE STOCK OPTION PLAN

     GENERAL. The Company in the past has used stock options for attracting, retaining and motivating key employees and directors by providing them incentives to enhance the growth and profitability of the Company. The Company believes that stock options can be used to provide incentives to persons with experience and ability so that they will remain in the employ of the Company or its subsidiaries, and can be used to attract new employees whose services are considered valuable to the Company or its subsidiaries, by encouraging a proprietary interest by such persons in the development and financial success of the Company.

     BACKGROUND OF THE OPTION PLAN. In 1993, the Board of Directors adopted and the stockholders of the Company approved the Seitel, Inc. 1993 Incentive Stock Option Plan (the "Option Plan"). As initially adopted, the Option Plan provided for the issuance of incentive stock options to purchase up to 295,000 shares of Common Stock. In 1995, the Board of Directors and the stockholders of the Company approved amendments to the Option Plan increasing the number of shares available for options to be granted under the Option Plan to a total of 700,000 shares and extending the term of the Option Plan to May 2005. In November 1995 and April 1996, the Board of Directors adopted additional amendments to the Option Plan to provide for the grant of non-qualified stock options under the Option Plan and to increase the number of shares of Common Stock available for issuance pursuant to options granted under the Option Plan to a total of 1,150,000 shares. These amendments were approved by the stockholders in 1996.

     SECTION 162(M) OF THE INTERNAL REVENUE CODE. Section 162(m) of the Code disallows a corporate tax deduction for compensation in excess of $1,000,000 per year paid to the Company's Chief Executive Officer and the four other most highly compensated officers (the "Named Executive Officers") unless such compensation meets certain requirements. The compensation resulting from an officer's exercise of a non-qualified stock option or warrant is subject to these deductibility limitations. However, the compensation resulting from an officer's exercise of non-qualified options granted under the Option Plan will meet the deductibility requirements of Section 162(m) after the approval by the stockholders of a minor technical amendment to the Option Plan limiting the total number of options that can be granted to any participant to 250,000 options per year. In order to maximize the deductibility of the compensation resulting from future exercises of options and warrants by the Named Executive Officers, the Compensation Committee has recommended that this technical amendment be adopted and that the number of shares available for granting options under the Option Plan be increased.

     In 1995, the Company adopted its Warrant Reload Plan, pursuant to which warrants that were previously granted to officers, directors and other employees of the Company are automatically reloaded upon exercise. As of September 30, 1997, warrants to purchase a total of 512,747 shares held by Messrs. Frame, Calvert, Pearlman and Lawi were subject to reloading under the Warrant Reload Plan. Also as of that date, warrants to purchase an additional 331,005 shares had been granted to these officers with an exercise price of $40.00 or more per share. Although the compensation resulting from the exercise of warrants granted under the Warrant Reload Plan does not meet the deductibility requirements of Section 162(m), the compensation resulting from the exercise of options granted under the Option Plan will meet the deductibility requirements of Section 162(m) if the proposed technical amendment limiting the total number of options that can be granted to a single participant in any calendar year is approved by the stockholders. The Committee has proposed an increase in the number of shares available for granting options under the Option Plan so that future reload grants pursuant to the Warrant Reload Plan can be granted under the Option Plan. In addition, the proposed increase will enable the Company to repurchase previously reloaded warrants that are only marginally in-the-money and replace these repurchased warrants with options under the Option Plan. Any determination to repurchase such warrants will be made by the Board based on the market price of the Company's Common Stock at the time of the proposed buy-back, the Company's liquidity and capital resources at such time, the impact of such buy-back on the Company's results of operations, and other factors deemed relevant by the Board.

     PROPOSALS TO AMEND OPTION PLAN. Specifically, the Committee has proposed two amendments to the Option Plan. First, the Committee has proposed that the Option Plan be amended to limit the maximum number of shares for which options may be granted under the Option Plan to any single participant during any calendar year to 250,000 shares on a pre-stock split basis. Second, the Committee has proposed that the Option Plan be amended to increase the number of shares available for purchase upon exercise of options granted under the Option Plan by 850,000 shares on a pre-stock split basis. These proposals are listed separately as items 3 and 4 on the enclosed proxy. The text of the specific amendments is set forth in Exhibits B and C to this Proxy Statement.

     Of the proposed additional 850,000 shares under the Option Plan, 512,747 shares will be used to grant options to satisfy the Company's obligations under the Warrant Reload Plan to reload warrants currently held by Messrs. Frame, Calvert, Pearlman and Lawi. If the proposed increase in the number of shares available for granting options under the Option Plan is approved, the Company will be able to maximize tax deductibility by granting options under the Option Plan, the compensation from which will comply with the requirements of Section 162(m), to satisfy its obligations under the Warrant Reload Plan.

     In addition, the Committee has recommended that the Board of Directors consider repurchasing warrants that have previously been granted to Messrs. Frame, Calvert, Pearlman and Lawi under the Warrant Reload Plan that are only marginally in-the-money and granting replacement options under the Option Plan for such repurchased warrants. As of September 30, 1997, warrants to purchase 331,005 shares of Common Stock had been granted to these officers under the Warrant Reload Plan with exercise prices of $40.00 or more per share. By purchasing some or all of these warrants and issuing replacement options under the Option Plan, any compensation resulting from future exercises of these replacement options by these officers will meet the deductibility requirements of Section 162(m). Any determination to repurchase such warrants will be made by the Board based on the market price of the Company's Common Stock at the time of the proposed buy-back, the Company's liquidity and capital resources at such time, the impact of such buy-back on the Company's results of operations, the willingness of these officers to have such warrants repurchased, and other factors deemed relevant by the Board.

     At September 30, 1997, a total of 876,997 shares of Common Stock were issuable or have been issued pursuant to options granted under the Option Plan, and 273,003 shares were available for additional options to be granted under the Option Plan. Of the proposed additional 850,000 shares under the Option Plan, the Company intends to grant options in the future for 512,747 shares to satisfy its obligations under the Warrant Reload Plan. In addition, the Company may grant options to purchase up to an additional 331,005 shares to replace marginally in-the-money warrants if the Board elects to repurchase such warrants. If the Board does not elect to repurchase some or all of these warrants, these options will be available for other option grants under the Option Plan. An additional 279,251 shares will also be available for granting options under the Option Plan if this proposal is approved by the stockholders. The current market value of the additional 850,000 shares of Common Stock, based on the closing price of the Common Stock as reported by the New York Stock Exchange on September 30, 1997, is $37,718,750.

     If the proposed amendments to the Option Plan are not approved by stockholders, the Company will not grant the currently proposed options for 512,747 shares under the Option Plan to satisfy reload obligations under the Warrant Reload Plan and does not intend to repurchase any marginally in-the-money warrants and grant options to replace such repurchased warrants. However, the Company may grant other options under the Option Plan or provide other compensation to its executives.

     SUMMARY OF THE OPTION PLAN. Under the prior terms of the Option Plan, the Company could grant options to purchase up to an aggregate of 1,150,000 shares of Common Stock. Pursuant to the proposed amendments to the Option Plan, this number will be increased by 850,000 shares of Common Stock, to a total of 2,000,000 shares. Options granted under the Option Plan can be either incentive stock options or non-qualified stock options, as designated at the time of grant of the options. If options granted under the Option Plan are not designated as incentive stock options or non-qualified stock options, they will be deemed to be incentive stock options to the extent they comply with the requirements of the Code applicable for incentive stock option treatment and as non-qualified options to the extent that they do not satisfy such requirements.

     The Compensation Committee or such other committee as may be appointed by the Board (the "Committee") is empowered to administer the Option Plan. The Option Plan is currently administered by the Compensation Committee. Under the terms of the Option Plan, the Committee shall consist of at least two persons, and all members shall be "disinterested persons" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated under the Securities Exchange Act of 1934.

     Any employee of the Company or a subsidiary is eligible to receive grants of options under the Option Plan. The Company currently has six persons serving as directors who are also employees of the Company, and as of September 30, 1997, had a total of 67 employees. Any employee-director is eligible to receive plan awards, unless such person serves on the Committee. Actual participation in the Option Plan is determined in the sole discretion of the Committee.

     The exercise price for incentive stock options under the Option Plan shall be not less than 100% of the fair market value per share on the date of grant of such option. In the event that an incentive stock option is granted under the Option Plan to any person who, at the time such incentive stock option is granted, owns more than 10% of the total combined voting power of classes of shares of the Company or of any subsidiary of the Company (a "10% Stockholder"), then the exercise price of the incentive stock options shall be not less than 110% of the fair market value of the shares on the date such option is granted. Fair market value as used in the Option Plan means the closing sales price of Common Stock per share as reported in the Wall Street Journal as of the date of the grant. There are no restrictions under the Option Plan applicable to the exercise price of non-qualified stock options. Payment for the shares acquired upon exercise of an option under the Option Plan shall be made in cash or other property deemed acceptable by the Committee.

     Any option granted under the Option Plan is exercisable at such times, under such conditions (including, without limitation, performance criteria with respect to the Company and/or the optionee), in such amounts and during such period or periods as the Committee determines on the date of the grant of such option. Such options, however, shall not be exercisable after the expiration of ten years from the date such option is granted. In the case of an incentive stock option granted to a 10% Stockholder, such incentive stock options shall not be exercisable after the expiration of five years from the date such incentive stock options are granted.

     The aggregate fair market value (determined as of the time an incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any Participant during any calendar year, under the Option Plan and all of the Company's other plans, may not exceed $100,000. Any options granted in excess of this limit will be non-qualified options. In addition, the Company currently may not grant under the Option Plan in any calendar year incentive stock options to purchase in excess of 100,000 shares of Common Stock to any single Participant. Pursuant to the proposal to amend the Option Plan, the Company may not grant under the Option Plan in any calendar year stock options, including both incentive and non-qualified options, to purchase in excess of 250,000 shares of Common Stock to any single Participant.

     The Committee may establish procedures under the Option Plan for an optionee: (1) to pay the exercise price of an option by withholding from the total number of shares to be acquired upon exercise of an option that number of shares having a fair market value equal to the exercise price; (2) to have withheld from the total number of shares to be acquired, in the same manner as
(1) above, the withholding obligation for federal and state income and other taxes; and (3) to exercise a portion of the option by delivering shares of Common Stock already owned by such optionee in payment of the exercise price.

     In general, if an optionee ceases to be an employee of the Company or its subsidiaries for reasons other than disability (as defined in Section 22(e)(3) of the Code) or death, he or she will have until the earlier of three months from the date of such termination or the date the option expires to exercise the option, to the extent the optionee was entitled to exercise the option on the date of termination.

     If an optionee is unable to continue to perform services for the Company or any of its subsidiaries as a result of disability, he or she will have until the earlier of twelve months from the date of such disability or the date the option expires to exercise the option, in whole or in part, to the extent the optionee was entitled to exercise the option on such date. In addition, the optionee must have been an employee since the date of grant and must be an employee on the date of disability to take advantage of this provision. These same rules apply to the exercise of options in the event of the death of an optionee.

     An option granted under the Option Plan generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and is not assignable by operation of law or subject to execution, attachment or similar process. The Committee may, in its discretion, allow certain transfers of options granted under the Option Plan to or for the benefit of members of an option holder's immediate family.

     Subject to any required action by the stockholders of the Company, the number of shares covered by each outstanding option (as well as the exercise price covered by any outstanding option) shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, payment of a stock dividend with respect to the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company.

     In the event the Company is a party to any merger, consolidation or corporate reorganization, as the result of which the Company is the surviving corporation, the rights and duties of the Participants and the Company will not be affected in any manner. In the event the Company sells all or substantially all of its assets or is a party to a merger, consolidation or corporate reorganization, as a result of which the Company is not the surviving organization, or in the event any other corporation makes a tender or exchange offer for stock of the Company (the surviving corporation, purchaser, or tendering corporation being hereinafter referred to as the "purchaser," and the transaction being hereinafter referred to as the "purchase"), then the Board may, at its election, (i) reach an agreement with the purchaser that the purchaser will assume the obligations of the Company as to all outstanding options under the Option Plan; (ii) reach an agreement with the purchaser that the purchaser will convert each outstanding option under the Option Plan into an option of at least equal value as to stock of the purchaser; or (iii) not later than thirty days prior to the effective date of the purchase, notify all Participants that their options under the Option Plan are accelerated and afford to each Participant a right for ten days after the date of such notice to exercise any then unexercised portion of all options held by him or her, whether or not such options shall then be exercisable under the terms of the Option Plan or his or her option agreement.

     The Option Plan will currently expire on May 12, 2005. The Board may terminate the Option Plan at any time in its sole discretion. No options may be granted under the Option Plan after it is terminated. The termination of the Option Plan, or any amendment thereto, shall not affect any shares previously issued to a Participant or any option previously granted under the Option Plan.

     The Option Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     PARTICIPATION IN THE OPTION PLAN. The following table sets forth certain information with respect to stock options granted pursuant to the Option Plan during fiscal year 1996 and options to be granted pursuant to the Option Plan under the Warrant Reload Plan and to reload warrants that may be repurchased by the Company to (i) the Named Executive Officers, (ii) all current executive officers as a group, and (iii) all employees, including all current officers who are not executive officers, as a group. The options shown below, which are on a pre-stock split basis, are not necessarily indicative of the number of options that may be granted in the future.

                             AMENDED PLAN BENEFITS
                 1993 SEITEL, INC. INCENTIVE STOCK OPTION PLAN

                                                                                           OPTIONS TO BE
                                                                OPTIONS TO BE GRANTED    GRANTED TO RELOAD
                                          OPTIONS GRANTED IN    UNDER WARRANT RELOAD      WARRANTS TO BE
                  NAME                           1996                   PLAN               REPURCHASED*
                  ----                    ------------------    ---------------------    -----------------
Paul A. Frame...........................        25,000                  80,899                 49,300
  President and Chief Executive Officer
Horace A. Calvert.......................        25,000                 302,150                 43,249
  Executive Vice President and Chief
  Operating Officer
Herbert M. Pearlman.....................           -0-                  86,063                119,228
  Chairman of the Board
David Lawi..............................           -0-                  43,635                119,228
  Chairman of the Executive Committee
Jay N. Silverman........................        25,000                     -0-                    -0-
  President of Eagle Geophysical, Inc.
All Executive Officers as a Group**.....        75,000                 512,747                331,005
All Non-Executive Officer Employees as a
  Group.................................       228,500                     -0-                    -0-

---------------

 * Calculated assuming a repurchase of all reloaded warrants with a current exercise price equal to or greater than $40.00 per share: the actual number of options granted will be equal to the number of warrants repurchased by the Company, if any, which number will be determined by the Board of Directors.

** Does not include Jay N. Silverman, who ceased to be an executive officer effective August 11, 1997.

     FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the federal income tax consequences generally arising with respect to options that may be granted under the Option Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to Participants.

     INCENTIVE STOCK OPTIONS. Certain options to be granted under the Option Plan are intended to be incentive stock options within the meaning of Section 422 of the Code. A Participant does not recognize taxable income upon the grant of incentive stock options under the Option Plan. In addition, a Participant will not recognize taxable income with respect to the excess of the fair market value of stock received on exercise of an incentive stock option over the exercise price. The income tax treatment of any gain or loss recognized upon a Participant's disposition of shares received upon exercise of incentive stock options granted under the Option Plan depends on the timing of the disposition. If the Participant holds the shares received upon exercise of such incentive stock options for the longer of two years from the date such incentive stock option was granted or one year from the date of exercise, the difference (if any) between the amount realized from the sale of such shares and the Participant's tax basis (i.e., generally the exercise price) will be taxed as mid-term or long-term capital gain or loss.

     If a Participant disposes of the shares acquired upon exercise of an incentive stock option before the end of the applicable holding periods described above (i.e., he or she makes a "disqualifying disposition"), such Participant may be deemed to be in receipt of taxable income in the year of the disqualifying disposition, depending on the selling price. If the selling price exceeds the fair market value of the stock on the date of exercise, the excess of the fair market value on the date of exercise over the exercise price is taxable to the Participant as ordinary income, and the excess of the selling price over the fair market value on the date of exercise is taxable to the Participant as capital gain. If the selling price exceeds the exercise price but not the fair market value of the stock on the date of exercise, the excess of the selling price over the exercise price is taxable to the Participant as ordinary income. If the selling price is less than the exercise price, the difference is treated as capital loss.

     The Company is not entitled to a deduction for federal income tax purposes with respect to the grant or exercise of incentive stock options under the Option Plan or the disposition of shares acquired upon exercise of incentive stock options if the applicable holding periods have been met. In the event of a disqualifying disposition, however, the Company is entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the Participant, subject to certain limitations.

     NON-QUALIFIED STOCK OPTIONS. Options to be granted under the Option Plan that are not incentive stock options within the meaning of Section 422 of the Code are non-qualified stock options. A Participant does not realize taxable income upon the grant of non-qualified stock options under the Option Plan. A Participant will recognize taxable ordinary income upon the exercise of non-qualified stock options under the Option Plan equal to the amount that the fair market value of the underlying stock on the date of exercise exceeds the aggregate exercise price. The income tax treatment of any gain or loss realized upon a Participant's disposition of shares received upon exercise of non-qualified stock options granted under the Option Plan depends on the timing of the disposition. If the Participant holds the shares received upon exercise of such non-qualified stock options for at least one year from the date of exercise, the difference (if any) between the amount realized from the sale of such shares and the Participant's tax basis (i.e., generally the exercise price plus the amount of ordinary income recognized by the Participant on exercise of the option) will be taxed as mid-term or long-term capital gain or loss. If a Participant disposes of the shares acquired upon exercise of a non-qualified stock option within one year from the date of exercise of the option, such Participant will generally recognize short-term capital gain or loss.

     Subject to certain limitations, the Company is entitled to a deduction for federal income tax purposes with respect to the exercise of non-qualified stock options under the Option Plan, but not the disposition of shares acquired upon exercise of such non-qualified stock options, in an amount equal to the ordinary income recognized by the Participant.

     Certain Participants may be subject to alternative minimum tax which in individual cases could reduce or eliminate any tax benefits to them under the Option Plan.

     THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR THE INFORMATION OF STOCKHOLDERS CONSIDERING HOW TO VOTE AT THE ANNUAL MEETING ONLY AND NOT AS A GUIDE TO PARTICIPANTS. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR DETERMINATION AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE PROPOSALS.

                      PROPOSAL TO APPROVE THE SEITEL, INC.
                        1998 EXECUTIVE COMPENSATION PLAN

     On September 5, 1997, the Compensation Committee of the Board of Directors of the Company adopted, subject to stockholder approval, the Seitel, Inc. 1998 Executive Compensation Plan (the "Compensation Plan"), which will modify the compensation arrangements the Company currently has with Herbert M. Pearlman, Paul A. Frame, Horace A. Calvert and David S. Lawi (the "Executives").

     The Executives are subject to long-standing employment agreements with the Company (the "Employment Agreements"), which include provisions for the payment of certain commissions and bonuses. Section 162(m) of the Internal Revenue Code of 1986 (the "Code") contains limitations on the deductibility by the employer of the compensation expense paid to its Named Executive Officers. The compensation payments made to the Executives pursuant to the Employment Agreements have been exempt from Section 162(m) under grandfather provisions that will cease to apply on December 31, 1997. The Compensation Plan is intended to provide for performance-based compensation to the Executives that will be tax-deductible by the Company. Each of the Executives has indicated that he will agree to participate in the Compensation Plan and accept the compensation described below in lieu of the current salary, commission and bonus provisions of his Employment Agreement if the Compensation Plan is approved by the Company's stockholders. Thus, upon stockholder approval, the Company and each Executive intend to enter into an appropriate amendment to the Executive's Employment Agreement.

     PLAN SUMMARY. The following summary of the material features of the Compensation Plan is qualified in its entirety by reference to the full text of the Compensation Plan, which is attached hereto as Exhibit D.

     Cash Bonus Based on Company Pre-Tax Profits. Commencing January 1, 1998, the Executives will receive the following bonuses based on the annual "Pre-Tax Profits" of the Company and its subsidiaries (the "PTP"), as defined in the Compensation Plan, if the PTP exceeds the PTP Threshold (hereinafter defined):

                                                        PERCENTAGE UP TO    PERCENTAGE ABOVE
                                                        $50 MILLION PTP     $50 MILLION PTP
                                                        ----------------    ----------------
Herbert M. Pearlman*..................................         5.0%                5.3%
Paul A. Frame.........................................         4.0%                4.25%
Horace A. Calvert.....................................         4.0%                4.25%
David S. Lawi*........................................         2.5%                2.65%

---------------

* The annual bonus payments to Messrs. Pearlman and Lawi will be reduced by $300,000 and $150,000, respectively, which are the amounts of their proposed base salary increases.

     The PTP Threshold will be $10 million per year for the first five years, $12 million per year for the second five years and $14 million per year thereafter. The PTP will be computed without including the above bonuses but after the payment of the sales-based bonuses described below.

     Cash Bonuses Based on Percentage of Company Sales and Pre-Tax
Profits. Commencing January 1, 1998, Messrs. Frame and Calvert will each receive annual bonuses equal to 1% of the annual sales of the Company and its subsidiaries in excess of $30 million, provided that the PTP exceeds the PTP Threshold.

     Additional Compensation. The Executives will also receive salary increases, salary continuation benefits and common stock purchase warrants under the Compensation Plan.

     Increases in Base Salary Levels. The base salary increases, commencing January 1, 1998, will be $300,000 per year each to Messrs. Pearlman, Frame and Calvert and $150,000 per year to Mr. Lawi as follows:

                                                             CURRENT       NEW BASE SALARY
                        EMPLOYEE                           BASE SALARY    (JANUARY 1, 1998)
                        --------                           -----------    -----------------
Herbert M. Pearlman......................................   $128,435          $428,435
Paul A. Frame............................................   $144,878          $444,878
Horace A. Calvert........................................   $144,878          $444,878
David S. Lawi............................................   $ 64,217          $214,217

     Salary Continuation Benefits. So long as the Executive's Employment Agreement is in full force and effect on the date of his death, the Company will pay a monthly salary continuation amount to the Executive's estate or his designee for one year beginning on the date of his death. The annual salary continuation amount will equal the Executive's base salary at his date of death plus an average of the bonuses paid to such Executive by the Company for the three calendar years preceding the year of his death.

     Grant of Warrants to Purchase Company Common Stock. The Company will grant warrants (the "Executive Warrants") on a pre-stock split basis to purchase 100,000 shares of Common Stock of the Company to each of Messrs. Frame, Pearlman and Calvert, and 50,000 shares of Common Stock of the Company to Mr. Lawi. Also as part of the Compensation Plan, the Company will grant warrants (the "Bonus Warrants") to purchase an additional 150,000 shares of Common Stock of the Company to Mr. Frame as a bonus to reward him for his contributions to the success of the recently completed public offering by the Company's former subsidiary, Eagle Geophysical, Inc. The Executive Warrants and the Bonus Warrants will be granted effective upon shareholder approval of the Compensation Plan. The exercise price of the Executive Warrants and the Bonus Warrants will equal the closing price of the Company's Common Stock on the date of stockholder approval, rounded up to the next whole dollar amount. The Executive Warrants will expire on the earlier of five years after stockholder approval of the Compensation Plan or 90 days after termination of employment, and will be 20% vested upon stockholder approval of the Compensation Plan. The remaining 80% of the Executive Warrants will vest on the date three years after stockholder approval of the Compensation Plan, or, if earlier, in incremental installments of 20% of the total number of option shares for each two-point increase in the market price of the Company's stock above the exercise price which is maintained or exceeded for 10 consecutive trading days. The Bonus Warrants will expire on the earlier of five years after stockholder approval of the Compensation Plan or 90 days after termination of employment and will vest immediately upon stockholder approval of the Compensation Plan.

     Participation in the Compensation Plan. The following table sets forth certain information with respect to benefits that would have been received by the Executives under the Compensation Plan during fiscal year 1996 if the Compensation Plan had been in effect during 1996. No benefits will be payable under the Compensation Plan to any employee of the Company other than the Executives. The benefits shown below are not necessarily indicative of the cash compensation that may be paid to the Executives in the future under the Compensation Plan.

                               NEW PLAN BENEFITS
                          EXECUTIVE COMPENSATION PLAN

                                                                             NUMBER OF
                                                    DOLLAR VALUE             WARRANTS
               NAME AND POSITION                 (1996 PRO FORMA)(1)    (1996 PRO FORMA)(2)
               -----------------                 -------------------    -------------------
Paul A. Frame,
  President and CEO............................      $2,314,481(3)            250,000
Horace A. Calvert,
  Executive Vice President and COO.............      $2,314,481(4)            100,000
Herbert M. Pearlman,
  Chairman of the Board of Directors...........      $1,532,854(5)            100,000
David S. Lawi,
  Chairman of the Executive Committee..........      $  764,606(6)             50,000
Executive Group................................      $6,926,422(7)            500,000

---------------

(1) Does not include any amounts attributable to salary continuation benefits.

(2) On a pre-stock split basis.

(3) Includes increased base salary of $441,898 and Pre-Tax Profits and Sales Bonuses of $1,872,583.

(4) Includes increased base salary of $441,898 and Pre-Tax Profits and Sales Bonuses of $1,872,583.

(5) Includes increased base salary of $424,818 and a Pre-Tax Profits Bonus of $1,108,036.

(6) Includes increased base salary of $210,588 and a Pre-Tax Profits Bonus of $554,018.

(7) Includes increased base salaries of $1,519,202 in the aggregate and Pre-Tax Profits and Sales Bonuses of $5,407,220 in the aggregate.

     FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the federal income tax consequences generally arising with respect to the warrants that will be granted pursuant to the Compensation Plan.

     The warrants to be granted pursuant to the Compensation Plan are not intended to qualify as incentive stock options under the Code. An Executive will not realize taxable income upon the grant of the warrants under the Compensation Plan. An Executive will recognize taxable ordinary income upon the exercise of the warrants under the Compensation Plan equal to the amount that the fair market value of the underlying stock on the date of exercise exceeds the aggregate exercise price. The income tax treatment of any gain or loss realized upon the Executive's disposition of shares received upon exercise depends on the timing of the disposition. If the Executive holds the shares received upon exercise of such warrants for at least one year from the date of exercise, the difference (if any) between the amount realized from the sale of such shares and the Executive's tax basis (i.e., generally the exercise price plus the amount of ordinary income recognized by the Executive on exercise of the warrant) will be taxed as mid-term or long-term capital gain or loss. If an Executive disposes of the shares acquired upon exercise within one year from the date of exercise of the warrants, such Executive will generally recognize short-term capital gain or loss.

     The Company is entitled to a deduction for federal income tax purposes with respect to the exercise of warrants granted pursuant to the Compensation Plan, but not the disposition of shares acquired upon exercise of such warrants, in an amount equal to the ordinary income recognized by the Executive, to the extent it is reasonable compensation.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 1997, which appointment will be submitted for ratification at the meeting. Arthur Andersen LLP has served as independent auditors to the Company since 1985. The Company has been advised that representatives of Arthur Andersen LLP will attend the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                           PROPOSALS BY STOCKHOLDERS

     Proposals that stockholders wish to include in the Company's proxy statement and form of proxy for presentation at the next Annual Meeting of Stockholders to be held in 1998 must be received by the Company at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027, Attention Debra D. Valice, no later than June 14, 1998.

                                 MISCELLANEOUS

     The Board of Directors knows of no other matters that are to be brought before the meeting. However, if any other matters do come before the meeting, the persons named on the enclosed form of proxy or their substitutes will vote in accordance with their judgment in those matters.

     The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this proxy statement, will be borne by the Company. The solicitation will be made by mail and may also be made by officers or regular employees of the Company personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

October 15, 1997
Houston, Texas

                                   EXHIBIT A

     If the proposal to increase the authorized shares of Common Stock is approved, sub-paragraph (a) of paragraph Fourth of the Certificate of Incorporation will be amended in its entirety to read as follows:

          (a) The aggregate number of shares of all classes of stock which the corporation shall have the authority to issue is fifty-five million (55,000,000), consisting of and divided into:

             (i) one class of fifty million (50,000,000) shares of common stock, par value $0.01 per share; and

             (ii) one class of five million (5,000,000) shares of preferred stock, par value $0.01 per share, which may be divided into and issued in series, as hereinafter provided.

                                   EXHIBIT B

                 SEITEL, INC. 1993 INCENTIVE STOCK OPTION PLAN
           AMENDMENT TO LIMIT OPTIONS GRANTED TO A SINGLE PARTICIPANT

     The subsection of Section VII headed "Maximum Annual Amount Per Employee" is hereby amended to read in its entirety as follows:

          The aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this and any other plans of the Company or any Subsidiary) shall not exceed $100,000. In no event will any Participant be granted under the Plan in any calendar year Options to purchase more than 250,000 Shares, subject to adjustment as provided in Section VIII hereof.

                                   EXHIBIT C

                 SEITEL, INC. 1993 INCENTIVE STOCK OPTION PLAN
     AMENDMENT TO INCREASE NUMBER OF SHARES AVAILABLE FOR GRANTING OPTIONS

     The first sentence of Section V is hereby amended to read as follows:

          Subject to adjustment as provided in Section VIII hereof, a total of Two Million (2,000,000) shares of Common Stock of the Company (the "Shares") shall be subject to the Plan.

                                   EXHIBIT D

                 SEITEL, INC. 1998 EXECUTIVE COMPENSATION PLAN

     Seitel, Inc., a Delaware corporation (the "Company"), hereby adopts the following Executive Compensation Plan (the "Compensation Plan") effective as of January 1, 1998 (the "Effective Date"), subject to shareholder approval as set forth herein (provided that the warrant grants provided for herein shall be made effective upon shareholder approval).

                                   I. PURPOSE

     By providing for performance based compensation to the participating executives, the Compensation Plan is intended to motivate the executives by providing them incentives to enhance the growth and profitability of the Company.

                                II. PARTICIPANTS

     The executives eligible to participate under the Compensation Plan include the following: Herbert M. Pearlman, Paul A. Frame, Horace A. Calvert, and David
S. Lawi (collectively the "Executives"). The Executives are subject to long-standing employment agreements with the Company (the "Employment Agreements") which include provisions for the payment of certain commissions and bonuses. Section 162(m) of the Internal Revenue Code of 1986 contains limitations on the deductibility by the employer of compensation expense paid to its named executive officers. The Employment Agreements have been exempt from
Section 162(m) under grandfather provisions that cease to apply on December 31, 1997. The Compensation Plan provides for performance-based compensation to the Executives which is tax-deductible by the Company. Executives may elect either to participate in the Compensation Plan (as described hereinafter) or to retain the current commission and bonus structures as set forth in their respective Employment Agreements. Each of the Executives must make an election as to whether or not he will participate in the Compensation Plan on or before January 1, 1998.

                          III. PRE-TAX PROFITS BONUSES

     Commencing January 1, 1998, the Executives who elect to participate in the Compensation Plan (the "Participants") are eligible to receive bonus payments based on the annual Pre-Tax Profits (the "PTP") of the Company and its majority owned subsidiaries ("Subsidiaries"). If the PTP exceeds the PTP Threshold (hereinafter defined), the Participants shall receive a pre-tax profits bonus calculated as follows:

                                                           PERCENTAGE UP     PERCENTAGE
                       PARTICIPANT                          TO $50M PTP     OVER $50M PTP
---------------------------------------------------------  -------------    -------------
Herbert M. Pearlman*.....................................       5.00%           5.30%
Paul A. Frame............................................       4.00%           4.25%
Horace A. Calvert........................................       4.00%           4.25%
David S. Lawi*...........................................       2.50%           2.65%

---------------

* The annual bonus payments to Messrs. Pearlman and Lawi will be reduced by $300,000 and $150,000, respectively, which are the amounts of their proposed salary increases.

     Annual profits of the Company must equal or exceed ten million dollars ($10,000,000) pre-tax profits for fiscal year 1998 and each of the four years thereafter, twelve million dollars ($12,000,000) pre-tax profits for fiscal year 2003 and each of the four years thereafter, and fourteen million dollars ($14,000,000) pre-tax profits for fiscal year 2008 and thereafter (the "PTP Threshold"). The PTP shall be computed as follows:

          (i) Any bonuses paid to Company employees (other than the bonuses paid to the Executives under this Section III and bonuses paid to other employees of the Company aggregating up to 2% of PTP) shall be deducted before any bonuses payable to the Executives are calculated;

          (ii) Any bonuses payable under Section IV hereof shall be deducted before any bonuses payable under this Section III are calculated;

          (iii) Any bonuses payable to any Executive under this Section III or bonuses paid to other employees of the Company aggregating up to 2% of PTP shall not be deducted from pre-tax profits in order to calculate the bonus payable to any other Executive under this Section III;

          (iv) The annual pre-tax profits bonus calculation shall be tested by the Company's outside auditors and approved by the Compensation Committee before any bonuses are paid to the Executives; and

          (v) Any payments to any Executive by any company that is not a wholly-owned Subsidiary of the Company but whose profits are included in the Company's pre-tax profits calculation shall reduce the Company's pre-tax profits for purposes of calculating any percent of Company pre-tax profits payable to such Executive.

                               IV. SALES BONUSES

     Commencing January 1, 1998, Messrs. Frame and Calvert will each receive bonuses equal to 1% of the annual sales of the Company and its Subsidiaries in excess of $30 million, provided that the PTP exceeds the PTP Threshold.

                     V. BASE SALARY INCREASES AND WARRANTS

     The Compensation Plan Participants will also receive salary increases and stock purchase warrants. Commencing January 1, 1998, Messrs. Pearlman, Frame and Calvert will receive base salary increases of $300,000, and Mr. Lawi will receive a salary increase of $150,000.

     Messrs. Pearlman, Frame and Calvert will each be issued warrants to purchase up to 100,000 shares of the Company's Common Stock upon shareholder approval of the Compensation Plan. Mr. Lawi will be issued a warrant to purchase up to 50,000 shares of the Company's Common Stock upon shareholder approval of the Compensation Plan. These warrants will expire on the earlier of November 19, 2002 or 90 days after termination of employment of the Executive, and the exercise price will be equal to the closing price of the Company's stock on November 20, 1997, rounded to the next highest whole dollar. The warrants will be 20% vested when issued, with the remaining 80% vesting on November 19, 2000, but will vest earlier as follows: 20% for each two-point increase in the market price of the Company's stock above the exercise price which is maintained for 10 consecutive trading days. No reload options will be granted upon the exercise of these warrants.

     Mr. Frame will be issued an additional warrant to purchase up to 150,000 shares of the Company's Common Stock upon shareholder approval of the Compensation Plan. The warrant will have the same expiration provisions and exercise price as the other warrants but will be fully and immediately vested. No reload options will be granted upon the exercise of this warrant.

                               VI. BONUS PAYMENTS

     The Company shall pay each Participant his respective bonus no later than March 15th of the year following the year in which it is earned. The Company may, in its sole discretion, advance monthly any amounts which would otherwise be due under Section IV hereof assuming that the PTP Threshold for the year is achieved.

                       VII. SALARY CONTINUATION BENEFITS

     The Company will pay to each Participant, so long as his Employment Agreement is in full force and effect on the date of his death, a monthly salary continuation amount to the Participant's estate or his designee, for one year beginning on the date of his death. The annual salary continuation amount will equal his base salary at his date of death plus an average of the bonuses paid to such Participant by the Company for the three calendar years preceding the year of his death.

                              VIII. CERTAIN EVENTS


     In the event the Company shall be a party to any merger, consolidation or corporate reorganization as the result of which the Company is the surviving corporation, the rights and duties of the Participants and the Company shall not be affected in any manner. In the event the Company shall sell all or substantially all of its assets or shall be a party to a merger, consolidation or corporate reorganization, as the result of which the Company shall not be the surviving organization, or in the event any other corporation makes a successful tender or exchange offer for more than 50% of the stock of the Company (the surviving corporation, purchaser, or tendering corporation being hereafter collectively referred to as the "purchaser" and the transaction being hereinafter referred to the "purchase"), and the Board of Directors obtains the agreement of the purchaser to assume the obligations of the Company to pay the remaining payments of the Participants' bonuses pursuant to the terms hereof, then the rights and duties of the Participants and the Company (as assumed by the purchaser) shall not be affected in any manner. If the Company is purchased and the Board of Directors does not obtain such agreement of the purchaser to assume such obligations on or before the date of such purchase, all unvested portions of all Participants' bonuses and warrants that have not been forfeited as of the date of such purchase shall be accelerated and shall be immediately paid to the Participants by the Company.


                            IX. SHAREHOLDER APPROVAL

     In adopting this Plan, the Board of Directors of the Company has directed that the Plan be submitted for approval by the shareholders at their next annual meeting. If the Plan is not approved by the affirmative vote of the majority of shares of the Company's Common Stock present and voting at such meeting at which a quorum is present, the Plan will terminate.

                           X. COMPENSATION COMMITTEE

     The performance goals under this Plan were determined by the Compensation Committee of the Board of Directors of the Company. Before the Company shall be obligated to make any payments under this Plan, the Compensation Committee shall certify to the Board that the material terms and performance goals hereunder have been met, which determination shall be made by the Compensation Committee in its sole discretion.

                               XI. GOVERNING LAW

     The Plan shall be governed by and construed in accordance with the laws of the State of Texas.

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF STOCKHOLDERS
                                 SEITEL, INC.

                               NOVEMBER 20, 1997

               Please Detach and Mail in the Envelope Provided
-------------------------------------------------------------------------------
A  [X]  Please mark your
        votes as in this
        example.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING MATTERS:


1.   To elect nine                                FOR            WITHHOLD
     directors to                                 [ ]               [ ]
     serve until the
     1998 Annual Meeting.

To withhold authority to vote for any nominee(s), print name(s) below.


-------------------------------------------------------------------------------


                    Nominees:      Herbert M. Pearlman
                                   Paul A. Frame
                                   Horace A. Calvert
                                   David S. Lawi
                                   Debra D. Valice
                                   Walter M. Craig, Jr.
                                   William Lerner
                                   John E. Stieglitz
                                   Fred S. Zeidman

2. Proposal to approve a proposed amendment to the Company's Certificate of Incorporation to increase the authorized Common Stock to facilitate a proposed two-for-one stock split;

                    FOR              AGAINST             ABSTAIN

                    [ ]                [ ]                 [ ]
3. Proposal to approve an amendment to the Seitel, Inc. 1993 Incentive Stock Option plan to limit the total number of options that can be granted to a single participant under the Plan during any calendar year to 250,000 options;

                    FOR              AGAINST             ABSTAIN

                    [ ]                [ ]                 [ ]

4. Proposal to approve an amendment to the Seitel, Inc. 1993 Incentive Stock Option Plan to increase the number of shares available for granting options thereunder by 850,000 shares;

                    FOR              AGAINST             ABSTAIN

                    [ ]                [ ]                 [ ]

5.   Proposal to approve the Seitel, Inc. 1998 Executive Compensation Plan;

                    FOR              AGAINST             ABSTAIN

                    [ ]                [ ]                 [ ]


6. Proposal to approve the appointment of Arthur Andersen LLP as the independent certified public accountants for the year ending December 31, 1997; and

                    FOR              AGAINST             ABSTAIN

                    [ ]                [ ]                 [ ]

7. To transact such other business as may properly come before the meeting or any adjournment of the meeting.


Check this box if duplicate Annual Reports to Stockholders are sent to your address and you do not need a personal copy sent to you. [ ]


SIGNATURE(S)                                          DATE
            ---------------------------------------        --------------------

Note: (Please sign your name exactly as it appears on the proxy. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the proxy.)

                                 SEITEL, INC.

                       ANNUAL MEETING OF STOCKHOLDERS

                              NOVEMBER 20, 1997

The undersigned hereby appoints HERBERT M. PEARLMAN and PAUL A. FRAME, and each of them, with full power of substitution, proxies to vote all stock of Seitel, Inc. owned by the undersigned at the Annual Meeting of Stockholders November 20, 1997 and any adjournment of the meeting, on the items of business set forth on the reverse side and on such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THE UNDERSIGNED FAILS TO SPECIFY HOW THE PROXY IS TO BE VOTED, IT WILL BE VOTED FOR THE ELECTION OF THESE DIRECTORS AND FOR PROPOSALS 2, 3, 4, 5 AND 6.

                        (TO BE SIGNED ON REVERSE SIDE)

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------